GULF COAST TOWN CENTER

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Investor Contact:   Katie Knight                         Media Contact:    Deborah Gibb
                    Director of Investor Relations                         Director of Corporate Relations
                    CBL & Associates Properties, Inc.                      CBL & Associates Properties, Inc.
                    (423) 490-8301                                         (423) 490-8315
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        The Richard E. Jacobs Group and CBL & Associates Properties Form
                  Partnership in Development of Florida Center
 ______________________________________________________________________________

        The 1.7 million square-foot Gulf Coast Town Center in Lee County
   (Ft Myers/Naples) will become Southwest Florida's largest shopping center

CLEVELAND, Ohio and CHATTANOOGA, Tenn. (April 27, 2005) - The Richard E. Jacobs Group, Inc. and CBL & Associates Properties, Inc. (NYSE:CBL) today announced the formation of a joint venture partnership for the development of Gulf Coast Town Center in Lee County (Ft. Myers/Naples), Florida. The 1.7 million square-foot one-level open-air center will ultimately feature more than ten anchors and approximately 120 specialty shops and restaurants. The first of three phases of Gulf Coast Town Center is expected to open in fall 2005, with construction of Phase I (445,000 square feet) currently underway. Phase II (approximately 1.0 million square feet) will open in the fall of 2006.

     The 50/50 joint venture continues a close association of two of the country's largest and most successful mall and shopping center developers. In 2001, CBL & Associates Properties acquired 22 regional malls developed and owned by The Jacobs Group and its Chairman and C.E.O., Richard E. Jacobs. In this latest transaction, CBL and The Jacobs Group will partner in the remaining development of the property and CBL will handle management and leasing duties as well.

     "We are very pleased to welcome CBL on board to a development that has excited us since we began planning it several years ago," said Richard E. Jacobs. "The joint abilities and resources of our combined companies will result in a powerful partnership that will deliver the premier retail property in Southwest Florida."

     "Gulf Coast Town Center is a tremendous opportunity and broadens CBL's development pipeline," said Stephen D. Lebovitz, CBL's president. "With a strong anchor lineup, favorable demographics and a trade area approaching 800,000 people, this project has many characteristics similar to that of our mall portfolio and is expected to be a retail powerhouse in the market area. The project is off to a strong start already and we look forward to teaming up with the Jacobs Group to open a well-leased and exciting retail venue."

     Gulf Coast Town Center is located on the busy I-75 corridor between Ft. Myers and Naples, Florida. Located near the campus of Florida Gulf Coast University, the property will feature

                                     -MORE-

Gulf Coast Town Center is a joint venture of The Richard E. Jacobs Group, Inc. and CBL & Associates Properties. Inc.

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Gulf Coast Town Center Joint Venture
Page 2
April 27, 2005


more than ten anchors including Southwest Florida's first Bass Pro Shops, SuperTARGET, Belk, JCPenney and Regal Cinemas plus 120 stores and restaurants. The center is planned in a setting that features lush landscaping in a village-like atmosphere.

ABOUT THE RICHARD E. JACOBS GROUP, INC.

     The Richard E. Jacobs Group has long been one of America's premier owners and developers of commercial real estate. Founded in 1955 and headquartered in Cleveland, Ohio, the privately-held company was one of the nation's pioneer developers of regional malls. Headed by its co-founder and Chairman, Richard E. Jacobs, the firm developed and owned over 40 major mall properties from coast to coast.

     Today, The Jacobs Group continues as a major developer of retail centers, office and hotel properties, and mixed-use developments. Among its other premier properties are Triangle Town Center, in Raleigh, North Carolina; Chagrin Highlands, a 630-acre corporate community in Cleveland, Ohio; and Cypress Creek Town Center, a 1.4 million square-foot lifestyle center under development in Pasco County, Florida.

ABOUT CBL & Associates Properties, Inc.

     CBL & Associates Properties, Inc. is the third largest mall REIT in North America and the largest owner of malls and shopping centers in the Southeast, ranked by GLA. CBL owns, holds interests in or manages 167 properties, including 70 enclosed regional malls. The properties are located in 29 states and total
73.5 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. Including Phase I of Gulf Coast Town Center, CBL has nine projects under construction totaling approximately 1.5 million square feet. The other projects include an open-air shopping center in Memphis (Southaven, MS), TN, one associated center, three community centers and three expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com.

     CBL & Associates Properties, Inc. states information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's
Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


Gulf Coast Town Center is a joint venture of The Richard E. Jacobs Group, Inc. and CBL & Associates Properties. Inc.